Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
February 24, 2011
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC REPORTS FOURTH QUARTER AND FULL-YEAR 2010
FINANCIAL RESULTS

Pays $1.6 Billion in Dividends to Treasury and Requests $500 Million Draw for the Fourth Quarter

Credit Quality of New Single-Family Business Remains Strong

Purchases 1 Out of Every 4 Home Loans and Helps Over 275,000 Borrowers Avoid Foreclosure in 2010

•	Fourth quarter 2010 net loss was $113 million, mainly reflecting:

•	Net interest income of $4.3 billion; and

•	Derivative gains of $1.6 billion; offset by

•	Provision for credit losses of $3.1 billion; and

•	Net security impairments of $2.3 billion.

•	Fourth quarter 2010 total comprehensive income was $1.2 billion, consisting of:

•	Net loss of $113 million; more than offset by

•	Increase in accumulated other comprehensive income (loss) of $1.3 billion.

•	The company had a net worth deficit of $401 million at December 31, 2010 due to several contributing factors including its $1.6 billion quarterly dividend payment to Treasury, which exceeded total comprehensive income for the fourth quarter. To eliminate this deficit, FHFA, as Conservator, will submit a $500 million draw request to Treasury. Including the amount to be requested from Treasury, the aggregate liquidation preference of the senior preferred stock will increase to $64.7 billion.

•	Full-year 2010 net loss was $14.0 billion while total comprehensive income was $282 million, which reflects an increase in accumulated other comprehensive income (loss) of $14.3 billion.

•	New single-family business acquired in 2009 and 2010 continues to demonstrate strong credit quality based on borrower credit scores and loan-to-value ratios.

•	Single-family serious delinquency rate of 3.84 percent at December 31, 2010 remains below industry benchmarks.

•	Freddie Mac continues to lead efforts to allow borrowers to keep their homes, helping more than 275,000 borrowers avoid foreclosure during 2010, more than double the number of borrowers it helped in 2009.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

McLean, VA — Freddie Mac (OTC:FMCC) today reported a net loss of $113 million for the quarter ended December 31, 2010, compared to a net loss of $2.5 billion for the quarter ended September 30, 2010. For the full-year 2010, the company reported a net loss of $14.0 billion, compared to a net loss of $21.6 billion for the full-year 2009.

Freddie Mac also reported total comprehensive income of $1.2 billion in the fourth quarter of 2010, compared to total comprehensive income of $1.4 billion in the third quarter of 2010. The company reported total comprehensive income of $282 million for the full-year 2010, compared to a total comprehensive loss of $2.9 billion for the full-year 2009.

The components of total comprehensive income help show the drivers of Freddie Mac’s net worth (deficit) and its need for draws under the Senior Preferred Stock Purchase Agreement (Purchase Agreement), including the relative contribution of financial results and dividend payments. Total comprehensive income (loss) is equal to net income (loss) plus the change in accumulated other comprehensive income (loss), net of taxes (AOCI), which is the section of the balance sheet where the company records a portion of its mark-to-market changes on its available-for-sale (AFS) securities. The AOCI component of comprehensive income can vary significantly from period to period due to changes in interest rates and mortgage spreads on the company’s AFS securities and other factors.

In the fourth quarter of 2010, the company generated total comprehensive income of $1.2 billion, reflecting the quarterly net loss of $113 million which was more than offset by an increase in AOCI of $1.3 billion. For the full-year 2010, total comprehensive income was $282 million, consisting of a full-year net loss of $14.0 billion which was more than offset by an increase in AOCI of $14.3 billion.

The company had a net worth deficit of $401 million at December 31, 2010 due to several contributing factors, including its quarterly dividend payment, which exceeded total comprehensive income for the fourth quarter. To eliminate this deficit, the Federal Housing Finance Agency

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

(FHFA), as Conservator, will submit a $500 million draw request to Treasury under the Purchase Agreement. Including the amount to be requested from Treasury, the aggregate liquidation preference of the senior preferred stock will increase to $64.7 billion. The table below shows Freddie Mac’s requested draws from Treasury and quarterly dividend payments to Treasury since entering conservatorship.

													Cumulative
($ in billions)	3Q08		4Q08	1Q09	2Q09	3Q09	4Q09	1Q10		2Q10	3Q10	4Q10	Total(1)

Treasury Draw Request(2)	$14.8	(3)	$30.8	$6.1	$0	$0	$0	$10.6	(4)	$1.8	$0.1	$0.5	$64.7
Dividend Payment(5)	0		(0.2)	(0.4)	(1.1)	(1.3)	(1.3)	(1.3)		(1.3)	(1.6)	(1.6)	(10.0)

(1)	Totals may not add due to rounding.
(2)	Represents the draw requested based on Freddie Mac’s net worth deficit for the quarter presented. Draw requests are funded in the subsequent quarter (e.g., $500 million request for 4Q 2010 will be funded in 1Q 2011).
(3)	Includes requested Treasury draw of $13.8 billion for 3Q 2008 and the initial liquidation preference of Freddie Mac’s senior preferred stock of $1.0 billion.
(4)	Effective January 1, 2010, the company adopted two new accounting standards which resulted in a net decrease of $11.7 billion to total equity (deficit) on January 1st and drove the decline in net worth for the quarter.
(5)	Represents quarterly cash dividends paid by Freddie Mac during the quarter presented. Consistent with the terms of the Purchase Agreement, accrued dividends relating to 3Q 2008 were included in the quarterly dividend payment made by Freddie Mac on December 31, 2008.

“Last year we not only added strength and stability to the housing market but we also strengthened Freddie Mac itself,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We did this by improving the quality of our new business, streamlining our operations and efficiently managing our expenses — reducing administrative expenses by over $100 million from the prior year.

“As we begin 2011, the housing recovery remains vulnerable to high levels of unemployment, delinquencies and foreclosures,” Haldeman said. “Nevertheless, certain economic indicators showed improvement in late 2010. While this trend offers some encouragement, we expect national home prices to decline this year as housing will continue to take some time to recover. Freddie Mac will be there every step of the way — offering help to families facing foreclosure, providing support for rental housing, and lowering costs for homebuyers and homeowners.”

Financial Results

U.S. mortgage and credit market conditions remained weak in 2010 primarily due to a continued weak labor market. Home prices decreased 4.1 percent nationwide during 2010, which included a 1.4 percent decrease in the fourth quarter of 2010, based on the company’s own index of its single-family credit guarantee portfolio. In addition, long-term interest rates declined by approximately 59 basis points during 2010, but increased by approximately 87 basis points during the fourth quarter of 2010.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

Selected Financial Data(1)

		Three Months Ended
	($ in millions)	December 31, 2010	September 30, 2010	Full-Year 2010

	Statements of Operations
1	Net interest income	$4,316	$4,279	$16,856
2	Provision for credit losses(2)	(3,066)	(3,727)	(17,218)
	Non-interest income (loss)
3	Derivative gains (losses)	1,568	(1,130)	(8,085)
4	Net impairment of AFS securities recognized in earnings	(2,270)	(1,100)	(4,308)
5	Other non-interest income (loss)	241	(416)	805

6	Non-interest income (loss)	(461)	(2,646)	(11,588)
	Non-interest expense
7	Total administrative expenses	(388)	(376)	(1,546)
8	REO operations expense	(217)	(337)	(673)
9	Other non-interest expense	(353)	(115)	(713)

10	Non-interest expense	(958)	(828)	(2,932)
11	Net loss attributable to Freddie Mac	(113)	(2,511)	(14,025)
12	Preferred stock dividends	(1,603)	(1,558)	(5,749)
13	Net loss attributable to common stockholders	(1,716)	(4,069)	(19,774)
14	Loss per diluted common share	(0.53)	(1.25)	(6.09)

	Equity (Deficit)
15	Changes in AOCI, net of taxes	$1,269	$3,947	$14,307
16	Total comprehensive income attributable to Freddie Mac(3)	1,156	1,436	282
17	Total equity (deficit) (at period end)	(401)	(58)	(401)

	Credit Quality (at period end, except for Net charge-offs)
18	Net charge-offs(4)	$2,897	$3,902	$13,487
19	as a % of average total mortgage portfolio(5) (annualized)	0.61%	0.80%	0.69%
20	Non-performing assets(6)	$125,405	$122,357	$125,405
21	as a % of total mortgage portfolio(5)	6.4%	6.2%	6.4%
22	Loan loss reserves	$39,926	$38,596	$39,926
23	as a % of total mortgage portfolio(5)	2.03%	1.94%	2.03%
24	Single-family serious delinquency rate	3.84%	3.80%	3.84%
25	Multifamily delinquency rate(7)	0.26%	0.31%	0.26%

(1)	On January 1, 2010, Freddie Mac adopted new accounting guidance related to transfers of financial assets and consolidation of variable interest entities. As these changes in accounting principles were applied prospectively, the results of operations for the 2010 periods are not directly comparable with the results of operations for periods prior to 2010, which reflect the accounting guidance in effect during those periods. See “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding accounting changes that were effective beginning January 1, 2010.
(2)	Provision for credit losses for the year ended December 31, 2010 reflects a pre-tax increase of $1.3 billion recorded in the second quarter of 2010 due to an out-of-period adjustment. For further details, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	Equals the total of Net loss attributable to Freddie Mac (line 11) and Changes in AOCI, net of taxes (line 15).
(4)	Includes amounts related to certain loans purchased under financial guarantees and reflected within losses on loans purchased on the company’s consolidated statements of operations.
(5)	Excludes non-Freddie Mac securities.
(6)	Consists of the unpaid principal balance (UPB) of loans that have undergone a troubled debt restructuring, loans that are three monthly payments or more past due or in foreclosure, multifamily loans that are deemed credit-impaired based on management’s judgment and the net carrying value of real estate owned (REO) assets.
(7)	Freddie Mac revised its 2010 delinquency rates to exclude multifamily borrowers who have entered into a forbearance agreement and are abiding by the terms of the agreement, but had been previously included in its multifamily delinquency rates.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

Net interest income was $4.3 billion for the fourth quarter of 2010, unchanged from the third quarter of 2010. For Freddie Mac, net interest income principally consists of the net spread earned on the company’s mortgage-related investments portfolio, which is funded by unsecured debt. Net interest yield, which represents net interest income expressed as a proportion of average interest-earning assets, was 75 basis points for the fourth quarter of 2010, compared to 73 basis points for the third quarter of 2010. The increase in net interest yield was primarily due to lower funding costs, driven by the replacement of substantial amounts of long-term debt at lower rates, partially offset by a decline in the average balance of mortgage-related securities as liquidations continued to outpace purchases.

Net interest income for the full-year 2010 was $16.9 billion. Net interest yield for the full-year 2010 was 71 basis points. The quarterly trend of net interest income was relatively stable during 2010 despite declines in the average balances of mortgage-related securities and higher interest expense on seriously delinquent mortgage loans, as these impacts were offset by lower funding costs resulting from the replacement of substantial amounts of long-term debt at lower rates.

Provision for credit losses was $3.1 billion for the fourth quarter of 2010, compared to $3.7 billion for the third quarter of 2010. The provision for credit losses increases the loan loss reserve balance which represents the company’s estimate of probable incurred losses on impaired loans within its single-family credit guarantee portfolio and multifamily mortgage portfolio. Freddie Mac continued to see a decline in its provision for credit losses during 2010. The decrease in the fourth quarter provision was mostly driven by a decrease in impaired loan inflows, including new loan modifications treated as Troubled Debt Restructurings, partially offset by worsening loss severity rates.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

Provision for credit losses for the full-year 2010 was $17.2 billion. Freddie Mac’s provision for credit losses remained at an elevated level primarily due to the effects of persistently high unemployment, continued softness in home prices and continued high serious delinquencies even as serious delinquency rates improved during 2010.

Derivative gains (losses) for the fourth quarter of 2010 was a gain of $1.6 billion, compared to a loss of $1.1 billion for the third quarter of 2010. Derivatives are used to reduce Freddie Mac’s exposure to interest-rate risk but they generally increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings while fair value changes associated with several of the types of assets and liabilities being hedged are not. The improvement in derivative fair values during the fourth quarter was primarily driven by gains on the net pay-fixed swap portfolio, partially offset by losses on the net call swaption portfolio, as long-term swap interest rates increased in the fourth quarter.

Derivative gains (losses) for the full-year 2010 was a loss of $8.1 billion, reflecting the effect on the company’s net pay-fixed swap portfolio of a flattening yield curve as long-term swap interest rates declined.

Net impairment of AFS securities recognized in earnings for the fourth quarter of 2010 was $2.3 billion, compared to $1.1 billion for the third quarter of 2010. When Freddie Mac determines a

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

decrease in the fair value of an AFS security is not temporary, the credit-related portion of the impairment is recognized in earnings, while the non-credit-related portion of the impairment is recorded in AOCI. The increase in net impairments recognized in earnings in the fourth quarter was primarily due to higher estimated collateral losses, reflecting declines in actual home prices and the company’s expectation that national home prices will continue to decline in 2011, as well as rising interest rates. Increased interest rates also caused a reduction in expected credit enhancements available to absorb future collateral losses.

Net impairment of AFS securities for the full-year 2010 was $4.3 billion, reflecting higher estimated collateral losses that were primarily driven by declines in home prices.

REO operations expense for the fourth quarter of 2010 was $217 million, compared to $337 million for the third quarter of 2010. REO operations expense primarily consists of expenses incurred to maintain foreclosed properties, valuation adjustments on properties, disposition gains or losses, and recoveries. The decrease relative to the third quarter of 2010 reflects lower property write-downs due to a smaller decline in REO fair values during the fourth quarter.

REO operations expense for the full-year 2010 was $673 million, primarily driven by maintenance expenses, property write-downs and net disposition losses, partially offset by recoveries. The company expects its REO inventory to continue to grow in 2011. However, the pace of its REO acquisitions could slow due to further delays in the foreclosure process, including delays related to concerns about deficiencies in foreclosure documentation practices.

Administrative expenses for the full-year 2010 totaled $1.55 billion, compared to $1.65 billion for the full-year 2009. Administrative expenses, expressed as a percentage of the average total mortgage portfolio, totaled 7.0 basis points for the full-year 2010, compared to 7.4 basis points for the full-year 2009. In 2010, Freddie Mac sharpened its focus on controlling costs and improving efficiency which allowed the company to achieve a reduction in administrative expense of over $100 million while also investing in business infrastructure improvements.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

Supporting the Nation’s Housing Market

Freddie Mac continues to support the nation’s housing market by providing America’s families with access to affordable home ownership and rental housing and helping struggling borrowers to avoid foreclosure.

Providing Liquidity — Freddie Mac remains a major and consistent source of affordable mortgage funding — purchasing or guaranteeing one out of every four home loans originated in 2010. The company provided approximately $412 billion in liquidity to the mortgage market in 2010, helping to finance housing for 2.1 million American families, including 350,000 renters and nearly 1.5 million borrowers that refinanced their mortgages.

Responsible Lending — In 2010, Freddie Mac continued to advance responsible lending practices by improving single-family underwriting standards, eliminating purchases of many higher-risk, non-traditional mortgages and implementing other measures to drive quality and consistency throughout the mortgage process.

Foreclosure Prevention — Through its own workout programs and the Home Affordable Modification Program (HAMP), Freddie Mac significantly expanded its foreclosure prevention efforts, helping more than 275,000 struggling borrowers avoid foreclosure in 2010 — more than double the number it helped in 2009. Importantly, 86 percent of these borrowers were able to retain their homes.

Single-Family Loan Workouts	2010	2009

Loan Modifications(1)	170,277	65,044
Repayment Plans	31,210	33,725
Forbearance Agreements	34,594	14,628
Short Sales & Deed-in-lieu Transactions	39,175	19,219

Total	275,256	132,616

(1)	Includes completed loan modifications under HAMP.

Credit Quality

2009 & 2010 Single-Family Books of Business - Freddie Mac believes that the credit quality of the single-family loans the company acquired in 2009 and 2010 (excluding those associated with the company’s relief refinance initiative) is strong, as measured by original loan-to-value (LTV) ratios, FICO scores, and income documentation standards. Excluding relief refinance mortgages, the LTV ratios and FICO scores for these newer books of business are better than that of loans acquired in 2005 through 2008.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

At December 31, 2010, approximately 39 percent of the company’s single-family credit guarantee portfolio consisted of mortgage loans originated in 2009 and 2010. The company expects that, over time, the serious delinquency rates and credit expenses (equal to the provision for credit losses and REO operations expense) on its single-family credit guarantee portfolio should be positively affected as these newer vintage loans continue to replace older vintages that have a higher composition of mortgages with higher-risk characteristics. The table below provides certain credit quality data by year of origination for the company’s single-family credit guarantee portfolio.

Single-Family Credit Guarantee Portfolio Data by Year of Origination

	As of December 31, 2010
				Serious
	% of	Average	Current	Delinquency
	Portfolio	Credit Score(1)	LTV Ratio(2)	Rate

Year of Origination
2010	18%	755	70%	0.05%
2009	21	755	70	0.26
2008	9	728	86	4.89
2007	11	707	104	11.63
2006	9	712	104	10.46
2005	10	719	91	6.04
2004 and prior	22	722	58	2.46

Total	100%	733	78%	3.84%

(1)	Based on FICO score of the borrower as of the date of loan origination. FICO scores are ranked on a scale of approximately 300 to 850 points.
(2)	Current market values are estimated by adjusting the value of the property at origination based on changes in the market value of homes since origination.

Single-family serious delinquency rate for Freddie Mac was 3.84 percent at December 31, 2010, compared to 3.80 percent at September 30, 2010. The increase was due to continued stress in the housing and labor markets, as well as the decline in the total number of loans in the company’s single-family credit guarantee portfolio (which is the denominator used in its delinquency rate calculation) as liquidations exceeded new business activity as a result of increased refinance volume. By way of comparison, according to the National Delinquency Survey compiled by the Mortgage Bankers Association, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 8.6 percent at December 31, 2010.

Multifamily delinquency rate was 0.26 percent at December 31, 2010, compared to 0.31 percent at September 30, 2010. National multifamily market fundamentals continued to improve during the fourth quarter of 2010, as evidenced by improved vacancy rates and effective rents.

Net charge-offs were $2.9 billion in the fourth quarter of 2010, or 0.61 percent (annualized), of the average total mortgage portfolio, excluding non-Freddie Mac securities, compared to $3.9 billion, or 0.80 percent (annualized), in the third quarter of 2010. The decrease was primarily driven by a decline in REO acquisition volumes due to temporary delays in the foreclosure process in the fourth

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

quarter. Net charge-offs remained elevated during 2010 as the company continued to resolve delinquent single-family loans through foreclosure or foreclosure alternatives.

Non-performing assets were $125.4 billion, or 6.4 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at December 31, 2010, compared to $122.4 billion, or 6.2 percent, at September 30, 2010. The continued decline in home values, persistently high rates of unemployment, delinquency backlogs due to servicer capacity constraints and deficiencies in servicer foreclosure documentation practices resulted in an increase in non-performing loans.

Net Worth and Treasury Draws

Net Worth and Current Quarter Draw — Freddie Mac’s net worth deficit was $401 million at December 31, 2010, reflecting several contributing factors, including the $1.6 billion dividend payment to Treasury on its senior preferred stock which exceeded total comprehensive income of $1.2 billion for the fourth quarter of 2010. Comprehensive income for the fourth quarter includes the quarterly net loss of $113 million, which was more than offset by an increase in AOCI of $1.3 billion. The change in AOCI was driven by the reclassification in fourth quarter earnings of realized losses on impairments that were previously recorded as unrealized losses in AOCI, partially offset by a decline in the value of the company’s AFS securities as interest rates increased during the fourth quarter.

FHFA, as Conservator, will submit a $500 million draw request to Treasury to eliminate the company’s net worth deficit at December 31, 2010. Freddie Mac expects to receive these funds by March 31, 2011.

Liquidation Preference and Dividends — The initial aggregate liquidation preference of Freddie Mac’s senior preferred stock was $1.0 billion, representing a portion of the initial commitment fee to compensate Treasury for its funding commitment. Based on cumulative draws of $63.7 billion, which includes the $500 million to be requested from Treasury in conjunction with the company’s fourth quarter 2010 net worth deficit, the aggregate liquidation preference will increase to $64.7 billion. The corresponding annual cash dividends payable to Treasury will increase to $6.47 billion, which exceeds the company’s annual historical earnings in all but one period. To date, the company has paid approximately $10 billion in cash dividends to Treasury.

Commitment Fee — The Purchase Agreement requires the company to pay a quarterly commitment fee to Treasury to compensate Treasury for the support provided by its ongoing funding commitment. Under the Purchase Agreement, Treasury may waive the quarterly commitment fee for up to one year at a time in its sole discretion, based on adverse conditions in the U.S. mortgage market. Treasury has waived the quarterly commitment fee for the first quarter of 2011 and will

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

reevaluate whether the fee should be set in the second quarter of 2011. The amount of the fee has not yet been established and could be substantial. Absent Treasury waiving the commitment fee in the second quarter of 2011, this quarterly commitment fee will begin accruing on April 1, 2011 and must be paid each quarter for as long as the Purchase Agreement is in effect. Treasury has indicated that it remains committed to protecting taxpayers and ensuring that future positive earnings of the company are returned to taxpayers as compensation for their investment.

Future Draws — Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth. Freddie Mac expects that over time its dividend obligation to Treasury will increasingly drive future draws. Quarterly commitment fees payable to Treasury could also contribute to additional draws if the fees are not waived by Treasury in future periods. In addition, changes in home prices, interest rates, and mortgage security prices and spreads could have an adverse effect on the company’s net worth, leading to additional draws. See “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 for further discussion of factors that could affect future draws.

Obama Administration Reform Plan

On February 11, 2011, the Obama Administration delivered a report to Congress that lays out the Administration’s plan to reform the U.S. housing finance market, including options for structuring the government’s long-term role in a housing finance system in which the private sector is the dominant provider of mortgage credit. The report recommends winding down Freddie Mac and Fannie Mae, stating that the Obama Administration will work with FHFA to determine the best way to responsibly reduce the role of Freddie Mac and Fannie Mae in the market and ultimately wind down both institutions. The report states that these efforts must be undertaken at a deliberate pace, which takes into account the impact that these changes will have on borrowers and the housing market.

The report states that the government is committed to ensuring that Freddie Mac and Fannie Mae have sufficient capital to perform under any guarantees issued now or in the future and the ability to meet any of their debt obligations, and further states that the Obama Administration will not pursue policies or reforms in a way that would impair the ability of Freddie Mac and Fannie Mae to honor their obligations. The report states the Obama Administration’s belief that under the companies’ senior preferred stock purchase agreements with Treasury, there is sufficient funding to ensure the orderly and deliberate wind down of Freddie Mac and Fannie Mae, as described in the Administration’s plan.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

Portfolio Balances

Mortgage-related investments portfolio (measured based on UPB) was $696.9 billion at December 31, 2010, down from $710.2 billion at September 30, 2010, due to ongoing liquidations of the company’s existing holdings outpacing purchases during the period. FHFA has stated its expectation that Freddie Mac will not be a substantial buyer or seller of mortgage assets for its mortgage-related investments portfolio, except for purchases of delinquent mortgages out of PC trusts.

Single-family credit guarantee portfolio (measured based on UPB) was $1.81 trillion at December 31, 2010, compared to $1.84 trillion at September 30, 2010, primarily due to liquidations exceeding new guarantee activity in the fourth quarter, driven by increased refinancing activity.

Multifamily mortgage portfolio (measured based on UPB) was $108.7 billion at December 31, 2010, compared to $104.5 billion at September 30, 2010. The increase was primarily driven by a higher volume of multifamily mortgage loans purchased.

Segment Earnings

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income, differ significantly from those applied in preparing the comparable line items in its consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Accordingly, Segment Earnings line items and results differ significantly from, and should not be used as a substitute for, the comparable line items and results determined in accordance with GAAP.

Investments Segment Earnings was $2.7 billion for the fourth quarter of 2010, compared to $0.3 billion for the third quarter of 2010. The improved segment results were primarily driven by derivative gains on the company’s net pay-fixed swap portfolio as long-term interest rates increased in the fourth quarter. This improvement was partially offset by an increase in impairments on non-agency AFS securities.

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

Investments Segment Earnings for the full-year 2010 was $1.3 billion. The 2010 results were primarily driven by net interest income from the company’s mortgage-related investments portfolio, partially offset by impairments on the company’s non-agency AFS securities and derivative losses on the company’s net pay-fixed swap portfolio as long-term swap interest rates declined.

Single-family Guarantee Segment Earnings (loss) was a loss of $3.0 billion for the fourth quarter of 2010, compared to a loss of $3.1 billion for the third quarter of 2010. The slight decrease in segment loss was primarily driven by a decrease in the provision for credit losses during the fourth quarter.

Single-family Guarantee Segment Earnings (loss) for the full-year 2010 was a loss of $16.3 billion, primarily driven by the provision for credit losses which remained elevated during 2010.

Multifamily Segment Earnings was $213 million for the fourth quarter of 2010, compared to $381 million for the third quarter of 2010. The decrease in segment earnings was primarily driven by fair value losses on the company’s held-for-sale mortgage loans due to widening spreads, partially offset by a decrease in the provision for credit losses due to continued improvement in multifamily market fundamentals.

Multifamily Segment Earnings for the full-year 2010 was $965 million. Segment earnings for 2010 increased from 2009 as no losses from LIHTC partnerships were recognized in 2010 because those investments were written down to zero in the fourth quarter of 2009.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 17: SEGMENT REPORTING” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages

Freddie Mac Fourth Quarter 2010 Financial Results
February 24, 2011

all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting standards, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, the Obama Administration, and Congress, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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